News Release

   FRITZ COMPANIES ANNOUNCES THE APPOINTMENT OF TWO KEY
EXECUTIVES
SAN FRANCISCO, January 13, 1999 - Chairman and CEO Lynn C. Fritz today announced the appointment of two new key executives to the Fritz Companies management team to help achieve the company's primary objective - to lead the global integrated logistics industry in overall customer satisfaction and growth. One of the key considerations in these appointments is to add important process skills to the excellent management team that has lead the company to its present prominence.

Ray Smith will be joining the company as Chief Operating Officer and as a co-member of the newly created Office of the Chairman, as well as a member of the company's Executive Committee. He will be responsible for achieving the goals of the company's vision statement - including the development and execution of the business plan.

Initially Smith's responsibilities will include the application of appropriate new technologies, such as the deployment of the company's FLEX Global Business System and the Year 2000 compliance program, according to the Chairman. He will also be responsible for the timely and successful implementation of customer satisfaction requirements.

Brad Skinner has been appointed Vice President Sales, Marketing and Worldwide Process Improvement. Skinner is charged with strengthening the company's ability to understand and address customer requirements. "This goal is expected to be accomplished by the development of management and measurement tools to ensure product compliance - and through the application of consistent process practices worldwide," according to Lynn Fritz. His initial priority will be to strengthen the delivery of logistics processes to clients - the heart of the Fritz business.

"Both men bring to Fritz distinctive, complementary skill sets and operating experience that will enhance the accomplishment of the company's goals," Fritz noted. Smith joins Fritz from U.S. Fleet Leasing, where he served as president of this $1.6 billion subsidiary of Associates First Capital Corporation. Skinner was an architect of the newly privatized Mexican railroad and logistics company, Transportacion Ferroviaria Mexicana (TFM).